Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the use of our reports dated December 12, 2006, with respect to the consolidated balance sheets of Dolby Laboratories, Inc, as of September 29, 2006, and September 30, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 29, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 29, 2006, and the effectiveness of internal control over financial reporting as of September 29, 2006, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

San Francisco, California

May 14, 2007